Exhibit 99.1

Allied Motion Reports Continued Profit Improvement and Record New Orders for the Second Quarter Ended June 30, 2010

DENVER--(BUSINESS WIRE)--August 13, 2010--Allied Motion Technologies Inc. (NASDAQ: AMOT) today announced it achieved net income for the quarter ended June 30, 2010 of $739,000 or $.09 per diluted share compared to a net loss of $12,115,000 or $1.60 per diluted share for the quarter ended June 30, 2009, a quarter that included a pretax asset impairment charge of $15,986,000 ($11,105,000 after tax) and inventory adjustments of $600,000 ($417,000 after tax) primarily for excess and obsolete inventories. Excluding the impairment charge and inventory adjustment, the net loss for the second quarter last year was $593,000.

Revenues for the quarter increased 43% to $19,998,000 compared to $13,940,000 last year. Bookings for the quarter ended June 30, 2010 were $27,690,000 up 110% when compared to the $13,170,000 for the same quarter last year and up 6% when compared to $26,229,000 for the quarter ended March 31, 2010. This quarter includes the results from Agile Systems Inc., a subsidiary that was acquired on June 3, 2010 and continues to operate as Allied Motion Canada. Backlog at June 30, 2010 was $36,754,000, reflecting a 49% increase from June 30, 2009 and a 75% increase from the backlog at the end of 2009.

During the six months ended June 30, 2010, the Company achieved net income of $1,473,000 or $.19 per diluted share compared to a net loss of $12,845,000 or $1.71 per diluted share for the same six months last year. Included in the current six months results was a pretax gain of $685,000 ($436,000 after tax) for the final business interruption settlement with the insurance company for the October 2008 fire at Allied’s former encoder operation in Chatsworth, California and $230,000 of non-recurring expenses related to integrating the encoder operation into Allied’s Emoteq operation in Tulsa, Oklahoma. The prior year’s six months results included the asset impairment charge and inventory adjustments discussed in the quarterly results above. Excluding the business interruption settlement and the non-recurring expenses, the net income for the six months this year was $1,177,000, and excluding the impairment charge and inventory adjustment, the net loss for the six months last year was $1,323,000.

Revenues for the first six months this year were $37,420,000 compared to $29,235,000 for the same period last year, or a 28% increase. Bookings for the first six months this year were $53,919,000 up 79% when compared to the $30,140,000 for the same six months last year.

“We are pleased with the continued sales and profit improvements in the second quarter and further encouraged by the record new orders reported in our second quarter results,” commented Dick Warzala, President and CEO of Allied Motion. “We reported in the first quarter of 2010 that our bookings exceeded the previous all time high achieved in the first quarter of 2006 and we were quickly able to break that record again this quarter. The sales increases in most of our market segments and our increased backlog levels provide a good indication that our served markets are recognizing the value of our “Motion Solutions That Raise the Bar” and are further enhanced by the economic recovery we have experienced during the last twelve months. We are also quite pleased with the addition of the technology, the intellectual property, the products and the skilled personnel attained with the acquisition of Agile Systems and the formation of the new Allied Motion Canada operation. The second quarter results and the new acquisition reflect our confidence in the long-term growth prospects for our Company.”

Headquartered in Denver, Colorado, Allied Motion designs, manufactures and sells motion control products into applications that serve many industry sectors. Allied Motion is a leading supplier of precision and specialty motion control components and systems to a broad spectrum of customers throughout the world.

The statements in this press release and in the Company’s August 13, 2010 conference call that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statements that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve known and unknown risks and uncertainties that may cause actual results of the Company to differ materially from the forward-looking statements. The risks and uncertainties include international, national and local general business and economic conditions in the Company’s motion markets, introduction of new technologies, products and competitors, the ability to protect the Company’s intellectual property, the ability of the Company to sustain, manage or forecast its growth and product acceptance, success of new corporation strategies and implementation of defined critical issues designed for growth and improvement in profits, the continued success of the Company’s customers to allow the Company to realize revenues from its order backlog and to support the Company’s expected delivery schedules, the continued viability of the Company’s customers and their ability to adapt to changing technology and product demand, the ability of the Company to meet the technical specifications of its customers, the continued availability of parts and components, increased competition and changes in competitor responses to the Company’s products and services, changes in government regulations, availability of financing, the ability of the Company’s lenders and financial institutions to provide additional funds if needed for operations or for making future acquisitions or the ability of the Company to obtain alternate financing if present sources of financing are terminated, the ability to attract and retain qualified personnel who can design new applications and products for the motion industry, the ability of the Company to identify and consummate favorable acquisitions to support growth and new technology, and the ability of the Company to control costs for the purpose of improving profitability. The Company’s ability to compete in this market depends upon its capacity to anticipate the need for new products, and to continue to design and market those products to meet customers’ needs in a competitive world. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements as a prediction of actual results. The Company has no obligation or intent to release publicly any revisions to any forward looking statements, whether as a result of new information, future events, or otherwise.

ALLIED MOTION TECHNOLOGIES INC. FINANCIAL SUMMARY (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
HIGHLIGHTS OF OPERATING RESULTS	2010	2009	2010	2009
Revenues	$19,998	$13,940	$37,420	$29,235
Cost of products sold	14,452	11,593	27,469	24,099
Gross margin	5,546	2,347	9,951	5,136
Operating expenses and other	4,475	19,918	7,816	23,767
Income (loss) before income taxes	1,071	(17,571)	2,135	(18,631)
Provision for (benefit from) income taxes	(332)	5,456	(662)	5,786

Net income (loss)	$739	$(12,115)	$1,473	$(12,845)
PER SHARE AMOUNTS:
Diluted income (loss) per share	$0.09	$(1.60)	$0.19	$(1.71)
Diluted weighted average common shares	7,869	7,594	7,819	7,490

CONDENSED BALANCE SHEETS	June 30, 2010	December 31, 2009
Assets
Current Assets:
Cash and cash equivalents	$5,327	$4,470
Trade receivables, net	10,228	7,743
Inventories, net	8,223	7,578
Other current assets	1,479	1,367
Total Current Assets	25,257	21,158
Property, plant and equipment, net	6,447	6,584
Deferred income taxes and other	5,644	5,649
Intangible assets, net	939	1,362
Total Assets	$38,287	$34,753
Liabilities and Stockholders’ Investment
Current Liabilities:
Debt obligations	$--	$600
Accounts payable and other current liabilities	10,361	6,537
Total Current Liabilities	10,361	7,137
Other long-term liabilities	2,504	2,594
Total Liabilities	12,865	9,731
Stockholders’ Investment	25,422	25,022
Total Liabilities and Stockholders’ Investment	$38,287	$34,753

	For the Six Months Ended June 30,
CONDENSED STATEMENTS OF CASH FLOWS	2010	2009
Cash flows from operating activities:
Net income (loss)	$1,473	$(12,845)
Depreciation and amortization	968	1,811
Changes in working capital balances and other	351	10,389
Net cash provided by (used in) operating activities	2,792	(645)

Cash flows from investing activities:
Purchase of property and equipment	(602)	(418)
Cash paid for acquisition, net of cash acquired	(76)	--
Net cash used in investing activities	(678)	(418)

Net cash used in by financing activities	(520)	(170)
Effect of foreign exchange rate changes on cash	(737)	(1)
Net increase (decrease) in cash and cash equivalents	857	(1,234)
Cash and cash equivalents at beginning of period	4,470	4,196
Cash and cash equivalents at June 30,	$5,327	$2,962

CONTACT:
Allied Motion Technologies Inc.
Richard Smith, 303-799-8520
or
Sue Chiarmonte, 303-799-8520